Exhibit 99

Titan Announces Tender Offer and Consent Solicitation
for its 8% Senior Unsecured Notes Due 2012

QUINCY, Ill. - August 31, 2010 -  Titan International, Inc. (NYSE: TWI) announced today that it has commenced a cash tender offer for any and all of its $139,948,000 aggregate principal amount outstanding of 8% Senior Unsecured Notes due 2012 (CUSIP No. 88830MAD4 and ISIN No. US88830MAD48) (the “Senior Notes”).

Titan also announced a concurrent consent solicitation for proposed amendments to the indenture under which the Senior Notes were issued. The tender offer and the consent solicitation are being made on the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement, dated August 31, 2010 (the “Offer to Purchase”), and the related Letter of Transmittal and Consent (“Letter of Transmittal”). Holders that tender their Senior Notes in the tender offer will be deemed to have consented to the proposed amendments to the indenture governing such Senior Notes.

The tender offer will expire at 12 midnight New York City time on Tuesday, September 28, 2010, unless extended or earlier terminated (such date and time, as the same may be extended for such tender offer, the “Expiration Time”). In order to be eligible to receive the total consideration (as described below) for tendered Senior Notes, holders must validly tender their Senior Notes and deliver their consents at or prior to 5 p.m. New York City time on Tuesday, September 14, 2010, unless extended (such date and time with respect to the consent solicitation, the “Consent Deadline”).

The tender offer and consent solicitation are subject to the satisfaction or waiver of certain conditions as described in the Offer to Purchase, including (1) the receipt by Titan of proceeds from new financings generating net proceeds sufficient to repurchase the Senior Notes tendered, including the payment of all consent payments, accrued interest and costs and expenses incurred in connection therewith and (2) the receipt by Titan of the consents of holders holding at least a majority of the aggregate principal amount of Senior Notes outstanding, in each case as described in more detail in the Offer to Purchase.

The total consideration for each $1,000 US Dollars principal amount of Notes validly tendered and accepted for purchase pursuant to the tender offer will be an amount equal to $1,075 US Dollars, payable in cash to holders that validly tender their Senior Notes at or prior to the Consent Deadline, plus accrued interest.

The total consideration set forth above includes a consent payment of $30 US Dollars per $1,000 US Dollars principal amount of Senior Notes, payable only to holders that validly tender their Senior Notes and validly deliver their consents at or prior to the Consent Deadline. Holders of Senior Notes who validly tender their Senior Notes after the Consent Deadline, but at or prior to the Expiration Time, will not receive a consent payment.

The proposed amendments to the indenture governing the Senior Notes would eliminate from the indenture substantially all of the restrictive covenants, certain affirmative covenants and certain events of default contained in the indenture and the Senior Notes. Holders may not deliver consents to the proposed amendments without validly tendering the Senior Notes in the tender offer and may not revoke their consents. Further, by tendering the Senior Notes pursuant to the tender offer and effective upon the payment of such Senior Notes, holders of Senior Notes would waive any and all defaults resulting from the consummation of the new financings.

Titan has engaged Goldman, Sachs & Co. as sole Dealer Manager and Solicitation Agent for the tender offer and consent solicitation. Persons with questions regarding the tender offer or the consent solicitation should contact Goldman, Sachs & Co. at (800) 828-3182 or collect at (212) 902-5128.

The complete terms and conditions of the tender offer and consent solicitation are described in the Offer to Purchase and related Letter of Transmittal, copies of which may be obtained from Global Bondholder Services Corporation, the Information Agent and Depositary for the tender offer and consent solicitation, at (212) 430-3774 (for banks and brokers) or (866) 873-7700 (for noteholders).

This press release is for information purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of a consent with respect to any of the Senior Notes. The tender offer and consent solicitation are being made pursuant to the tender offer and consent solicitation documents, including the Offer to Purchase that Titan is distributing to holders of the Senior Notes. The tender offer and consent solicitation are not being made to holders of Senior Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2009. The company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties and the company undertakes no obligation to publicly update or revise any forward-looking statements.

Titan International, Inc., a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications.

Contact: Courtney Leeser
Communications Coordinator
(217) 221-4489